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                     [LETTERHEAD OF SNYDER & HALLER, P.C.]

                                                                     EXHIBIT 8.2

                        CONNECTICUT BUSINESS TAX OPINION

August 2, 2004

Board of Directors
Naugatuck Valley Financial Corporation
333 Church Street
Naugatuck, Connecticut 06770

Dear Board Members:

You have requested our opinion regarding certain Connecticut income tax consequences of the proposed transaction (collectively, the "Reorganization and Charter Conversion"), more fully described below, pursuant to which Naugatuck Valley Savings and Loan, S.B. (the "Bank") will (i) convert from a Connecticut-chartered mutual savings bank to a federal mutual savings bank (the "Charter Conversion") and (ii) the federal savings bank will reorganize into the federally chartered mutual holding company structure (the "Reorganization").

We are rendering this opinion pursuant to Section 22 of the Plan of Reorganization and Minority Stock Issuance (the "Plan of Reorganization") and
Section 6 of the Plan of Charter Conversion. As used in this letter, "Mutual State Savings Bank" refers to the Bank before the Charter Conversion, "Mutual Federal Savings Bank" refers to the Bank after the Charter Conversion and before the Reorganization, and "Stock Savings Bank" refers to the Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization and Plan of Conversion.

The proposed transaction and its federal income tax consequences are described in an opinion letter dated August 2, 2004, from Muldoon Murphy & Faucette LLP (the "Federal Opinion Letter") stating that the:

      (a) The Bank, in either its status as the Mutual State Savings Bank or the Mutual Federal Savings Bank, will recognize no gain or loss as a result of the Charter Conversion;

      (b) the Savings Bank (in either its status as a Mutual Federal Savings Bank or Stock Savings Bank) will recognize no gain or loss as a result of the Reorganization;

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      (c)   the basis of each asset of Mutual Federal Savings Bank held by Stock
            Savings Bank immediately after the Reorganization will be the same as Mutual Federal Savings Bank's basis for such asset immediately prior to the Reorganization;

      (d) the holding period of each asset of Mutual Federal Savings Bank held by Stock Savings Bank immediately after the Reorganization will include the period during which such asset was held by Mutual Federal Savings Bank prior to the Reorganization;

      (e) the initial shareholders of Stock Savings Bank (the former Mutual Federal Savings Bank members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of Stock Savings Bank common stock that they constructively received in the Reorganization solely in exchange for mutual ownership interests (i.e., liquidation and voting rights) in the Mutual Holding Company;

      (f) the Mutual Holding Company will recognize no gain or loss upon its receipt from the shareholders of Stock Savings Bank of shares of Stock Savings Bank common stock solely in exchange for membership interests in the Mutual Holding Company;

      (g) Naugatuck Valley Financial Corporation will recognize no gain or loss upon its receipt of 100% of the common stock of Stock Savings Bank from the Mutual Holding Company;

      (h) the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of Stock Savings Bank from Mutual Holding Company; and

      (i) it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Naugatuck Valley Financial Corporation to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members is zero (the "Subscription Right") and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon issuance to them of the Subscription Rights.

The facts, assumptions and representations and the federal tax consequences set forth in the Federal Opinion Letter are incorporated in this opinion letter by reference as if fully set forth herein. References and abbreviations used in the Federal Opinion Letter are also used herein.

In connect with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, Plan of Charter Conversion, the Prospectus, and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the representations of the Bank included in a Certificate of Representation dated August 2, 2004. We have assumed that such representations are true and that the parties to the Reorganization and Charter Conversion will act in accordance with the Plan of Reorganization and the Plan of Charter Conversion. We express no opinion concerning the effects, if any, of variations from the foregoing.

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OPINION

Based on the foregoing, we are of the opinion that, for purposes of the Connecticut Corporate Business Tax only:

      1. No gross income, gain or loss will be recognized by the Bank (either Mutual State Savings Bank or Mutual Federal Savings Bank ), or Mutual Holding Company, as a result of the Reorganization and Charter Conversion. Pursuant to Section 12-213(a)(9) of the General Statutes, Connecticut taxable gross income is based on income as calculated pursuant to the Internal Revenue Code of 1986, as amended (the "Code").

      2. The basis and holding period of each asset of Mutual Federal Savings Bank held by Stock Savings Bank immediately after the Reorganization will be the same as Mutual Federal Savings Bank's basis and holding period for such asset immediately prior to the Reorganization.

      3. No gross income, gain or loss will be recognized by any entity or natural person holding a deposit account with the Bank as a result of the non-transferable subscription rights to purchase the common stock of Naugatuck Valley Financial Corporation in accordance with the Plan of Reorganization provided that the non-transferable subscription rights have no value as set forth in the Federal Tax Opinion of Muldoon Murphy Faucette & Aguggia LLP

With respect to the Connecticut tax treatment of the Reorganization, we do not express an opinion as to the sales and use, property, conveyance, or any other non-income tax consequences thereof.

We base our opinion upon the General Statutes and the Code, the regulations issued thereunder, and relevant administrative interpretations and judicial precedents as of the date hereof. There can be no assurance that positions contrary to those set forth in our opinion may not be taken by the Connecticut Department of Revenue Services or that a court considering the issues would not make a determination contrary or inconsistent with our opinions. Also, if there is any change in the applicable law or regulations, or administrative or judicial interpretations thereof, any or all of the opinions expressed herein may become in applicable. We undertake no responsibility to update this opinion if such events occur.

No opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other Connecticut laws or as to factual or legal matters other than as set forth herein.

This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the Plan of Charter Conversion, the shareholders of Stock Savings Bank and Eligible Account Holders, Supplemental Eligible Account Holders, and other investors who purchase shares pursuant to the Plan of Reorganization, and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

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We consent to the filing of this opinion as an exhibit to Forms MHC-1, MHC-2 and
H-(e)1-S filed with the Office of Thrift Supervision and as an exhibit to the registration statement on Form S-1 filed by Naugatuck Valley Financial Corporation with the Securities and Exchange Commission in connection with the Reorganization, and to the reference thereto in the prospectus included in the registration statement on Form S-1 under the headings "The Reorganization and Stock Issuance - Material Income Tax Consequences" and "Legal and Tax Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                               Very truly yours,
                               /s/ Snyder & Haller, P.C.



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